Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION, CONTACT:
May 6, 2021	C. Todd Asbury
(276) 873-7000

NEW PEOPLES BANKSHARES ANNOUNCES FIRST QUARTER 2021 RESULTS

Honaker, Virginia -- New Peoples Bankshares (the “Company”) (OTCBB: NWPP) and its wholly-owned subsidiary, New Peoples Bank (the “Bank”), today announced first quarter net income of $1.58 million, or $0.07 per share, for the quarter ended March 31, 2021 as compared to $46,000, or $0.00 per share, for the quarter ended March 31, 2020, which is a year-over-year quarterly improvement of $1.53 million, a 3346% increase. The primary drivers for the increase were increases in net interest income of $204,000, a reduction in the provision for loan losses of $814,000, and a reduction in total non-interest expense of $910,000.

C. Todd Asbury, President and CEO of the Company, stated, “Our efforts over the last few years to improve efficiency and increase earnings are showing results. We are proud of our financial performance for the first quarter, which resulted in returns on average assets and equity of 0.83% and 10.96%, respectively. The year over year performance is impressive, especially given the pandemic-related challenges we faced in 2020. This performance is a major improvement over the first quarter of 2020.”

Net interest income increased $271,000 due to a $647,000 decrease in interest expense, which more than offset a $376,000 decrease in interest income. An increased volume of earning assets, due largely to loan growth, including Paycheck Protection Program (PPP) loans, and interest earning deposits resulting from stimulus payments and PPP loan forgiveness resulted in a volume related increase in interest income of $725 thousand, which was offset by a $1.1 million decrease due to lower interest rates, resulting in a net decrease in interest income of $376 thousand. The reduction in interest expense was driven by the reduction in market rates throughout 2020 and into 2021, as our cost of funds fell 44 basis points year-over-year to 0.46% for the first quarter of 2021

The reduction in the provision for loan losses is due to a combination of factors, including the limited risk associated with PPP loans, improving economic trends during the first quarter, including improving employment statistics, combined with the liquidity provided to customers through stimulus payments and the funding and forgiveness of PPP loans.

Total non-interest income decreased $36,000 during the first quarter of 2021 compared to the first quarter of 2020 as to the $220,000 re-signing fee received from a service provider in 2020 was not repeated in 2021. As part of the project to improve earnings, fee schedule changes were implemented in August of 2020, and this contributed to more than $144,000 of increases in service charges and other fee income during the first quarter of 2021 compared to the first quarter of 2020. However, increases in deposit balances from federal COVID relief stimulus payments to customers and PPP loan funds (which are deposited into customer accounts) reduced our fee income from overdrafts by approximately $169,000 for that same year-over-year quarterly comparison. Card processing revenue increased $110,000 due to increased volume and the incremental increase in interchange income received. In addition, efforts to increase noninterest income revenues from financial services drove an increase of $95,000 for the same period comparison.

Total non-interest expense decreased $902,000, as salaries and benefits expense decreased $422,000 due to the impact of the restructuring implemented in May and June of 2020. Occupancy expense increased $63,000 due largely to costs associated with the new Kingsport, Tennessee, office. Other operating expenses decreased $496,000 primarily due to decreases in consulting, data processing, ATM network costs, and travel, which decreased $268,000, $46,000, $49,000 and $66,000, respectively. The conclusion of the earnings improvement project drove the reductions in consulting fees and travel expenses, and data processing expense decreased due to restructuring and renewal of software agreements. Effective April 16, 2021, our Pound and Weber City offices in Virginia were permanently closed and customer accounts were transferred to nearby offices. For the time being, ITMs remain at these locations.

Total assets increased $54.0 million, or 7.1%, to $810.3 million at March 31, 2021 from $756.3 million at December 31, 2020, due largely to stimulus payments received by our deposit customers and ongoing PPP activity. Total loans increased $18.9 million, or 3.3%, to $594.4 million at March 31, 2021 from $575.6 million at December 31, 2020. Loan growth has resulted in an increase in commercial real estate loans of $11.8 million, which was positively impacted by our new Boone, North Carolina, loan production office. Total deposits have increased $52.9 million, or 7.9%, to $721.0 million at March 31, 2021 from $668.0 million at December 31, 2020, again, due to stimulus payments and ongoing PPP activity.

In response to the economic impact brought on by the COVID-19 pandemic, we continue to maintain the practices of daily self-assessments and temperature monitoring for all employees prior to entering their worksite. Through the first quarter of 2021, we continued to operate branch offices as drive-thru only. However, in April, we began to reopen lobbies to customer traffic, and as of April 19, 2021, all our lobby locations are open.

Asbury commented, “The safety of the bank, our customers, our employees and our region remain a top priority as we all emerge from the pandemic. We are very happy to report that all of our branch lobbies are open once again for full service to our customers. We continue to help our customers and region as we participated in the second round of PPP loans.”

In mid-January 2021, a second round of PPP funding was made available by the Small Business Administration (“SBA”) and we funded PPP loans to new and renewing borrowers. SBA provides a 100% guarantee and pays originators a processing fee ranging from 1% to 5%, based on the loan amount. Through March 31, 2021, we processed $24.7 million of forgiveness payments from Round 1 of the PPP loans, of which $15.3 million were processed since the beginning of this year. Round 2 PPP loans funded include 321 loans totaling $18.8 million through March 31, 2021. The fees received from the SBA for these loans are being recognized as income over the terms of the loans.

Highlights

Earnings for the quarter ended March 31, 2021:

·	Net interest margin was 3.59% for the quarter, a decrease of 16 basis points compared to 3.75% for the quarter ended March 31, 2020;
·	Net interest income improved to $6.4 million for the quarter, an improvement of $271,000, or 4.4%, compared to the first quarter of 2020;
·	Provision for loans losses was $186,000 for the quarter, a reduction of $814,000 compared to the first quarter of 2020;
·	Noninterest income decreased $36,000, or 1.7%, to $2.1 million for the first quarter of 2021 compared to the first quarter of 2020;
·	Salaries and employee benefits expense decreased $422,000, or 12.1%, to $3.1 million for the first quarter of 2021 compared to the same quarter in 2020;
·	Expenses associated with other real estate owned were up $34,000, or 54.0%, to $97,000 for the first quarter of 2021 compared to the same quarter in 2020; and
·	Data processing and telecommunications expenses were down $47,000, or 7.6%, to $573,000 for the first quarter of 2021 compared to the first quarter of 2020.

Balance Sheet:

·	Total loans increased $18.9 million during the quarter, to $594.5 million at March 31, 2021;
·	Securities available for sale decreased $2.1 million during the quarter, to $46.3 million at March 31, 2021;
·	Time deposits decreased $7.9 million during the quarter, to $229.3 million at March 31, 2021;
·	Total deposits increased $52.9 million during the quarter, to $721.0 million at March 31, 2021;
·	Borrowings remained unchanged during the quarter;
·	Total capital at March 31, 2021 was $59.3 million;
·	Book value per share was $2.48 as of March 31, 2021; and
·	The Bank remains ‘well capitalized’ as defined by regulatory guidance.

Asset Quality:

·	Nonperforming assets, which include nonaccrual loans and other real estate owned, totaled $8.7 million at March 31, 2021, a decline of $184,000, or 2.1%, during the quarter;
·	Nonperforming assets as a percentage of total assets was 1.07% at quarter end;
·	Loans past due 30 days or more, or on nonaccrual totaled $5.4 million, or 0.90% of total loans outstanding, at quarter-end;
·	Annualized net charge offs as a percentage of average loans for the first quarter of 2021 were 0.06%, down from 0.07% for the prior quarter and up from 0.02% for the first quarter of 2020; and
·	The allowance for loan losses as a percentage to total loans was 1.23% at March 31, 2021, as compared to 1.25% at December 31, 2020 and 1.13% at March 31, 2020.

About New Peoples Bankshares, Inc.

New Peoples Bankshares, Inc. is a one-bank financial holding company headquartered in Honaker, Virginia. Its wholly-owned subsidiary provides banking products and services through its 19 locations throughout southwest Virginia, eastern Tennessee, western North Carolina and southern West Virginia. The Company’s common stock is traded over the counter under the trading symbol “NWPP”. Additional investor information can be found on the Company’s website at www.npbankshares.com.

This news release contains statements concerning the Company’s expectations, plans, objectives, future financial performance and other statements that are not historical facts. These statements may constitute “forward-looking statements” as defined by federal securities laws. These statements may address issues that involve estimates and assumptions made by management, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Important factors that may cause actual results to differ from projections include:

(i) the success or failure of efforts to implement the Company’s business plan; (ii) any required increase in the Company’ regulatory capital ratios; (iii) satisfying other regulatory requirements that may arise from examinations, changes in the law and other similar factors; (iv) deterioration of asset quality; (v) changes in the level of the Company’s nonperforming assets and charge-offs; (vi) fluctuations of real estate values in the Company’s markets; (vii) the Company’s ability to attract and retain talent; (viii) demographical changes in the Company’s markets which negatively impact the local economy; (ix) the uncertain outcome of enacted legislation to stabilize the United States financial system; (x) the successful management of interest rate risk; (xi) the successful management of liquidity; (xii) changes in general economic and business conditions in the Company’s market area and the United States in general; (xiii) credit risks inherent in making loans such as changes in a borrower’s ability to repay and the Company’s management of such risks; (xiv) competition with other banks and financial institutions, and companies outside of the banking industry, including online lenders and those companies that have substantially greater access to capital and other resources; (xv) demand, development and acceptance of new products and services the Company has offered or may offer; (xvi) the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rate, market and monetary fluctuations; (xvii) the occurrence of significant natural disasters, including severe weather conditions, floods, health related issues (including the recent novel coronavirus (COVID-19) outbreak and the associated efforts to limit the spread of the disease), and other catastrophic events; (xviii) technology utilized by the Company; (xix) the Company’s ability to successfully manage cyber security; (xx) the Company’s reliance on third-party vendors and correspondent banks; (xxi) changes in generally accepted accounting principles; (xxii) changes in governmental regulations, tax rates and similar matters; and (xxiii) other risks which may be described in future filings the Company makes with the Securities and Exchange Commission. The Company expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

NEW PEOPLES BANKSHARES, INC.

CONSOLIDATED BALANCE SHEETS

MARCH 31, 2021 AND DECEMBER 31, 2020

(IN THOUSANDS EXCEPT SHARE DATA)

(UNAUDITED)

ASSETS	March 31, 2021	December 31, 2020

Cash and due from banks	$17,460	$16,023
Interest-bearing deposits with banks	113,510	76,105
Federal funds sold	234	222
Total Cash and Cash Equivalents	131,204	92,350

Investment securities available-for-sale	46,292	48,406
Loans held for sale	—	389

Loans receivable	594,454	575,566
Allowance for loan losses	(7,293)	(7,191)
Net Loans	587,161	568,375

Bank premises and equipment, net	22,560	22,174
Other real estate owned	3,342	3,334
Accrued interest receivable	2,223	2,392
Deferred taxes, net	2,813	3,126
Right-of-use assets – operating leases	5,344	5,439
Other assets	9,327	10,317
Total Assets	$810,266	$756,302

LIABILITIES

Deposits
Noninterest bearing	$259,305	$223,725
Interest-bearing	461,649	444,287
Total Deposits	720,954	668,012

Borrowed funds	21,496	21,496
Lease liabilities – operating leases	5,344	5,439
Accrued interest payable	359	436
Accrued expenses and other liabilities	2,766	2,742
Total Liabilities	750,919	698,125

STOCKHOLDERS’ EQUITY
Common stock - $2.00 par value; 50,000,000 shares authorized;
23,922,086 shares issued and outstanding at
March 31, 2021 and December 31, 2020	47,844	47,844
Additional paid-in capital	14,570	14,570
Retained deficit	(3,394)	(4,979)
Accumulated other comprehensive income	327	742
Total Stockholders’ Equity	59,347	58,177
Total Liabilities and Stockholders’ Equity	$810,266	$756,302

NEW PEOPLES BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020

(IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

(UNAUDITED)

INTEREST AND DIVIDEND INCOME	2021	2020
Loans including fees	$6,921	$7,098
Federal funds sold	—	1
Interest-earning deposits with banks	19	162
Investments	247	297
Dividends on equity securities (restricted)	32	37
Total Interest and Dividend Income	7,219	7,595

INTEREST EXPENSE
Deposits	683	1,262
Borrowed funds	123	191
Total Interest Expense	806	1,453

NET INTEREST INCOME	6,413	6,142

PROVISION FOR LOAN LOSSES	186	1,000

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	6,227	5,142

NONINTEREST INCOME
Service charges and fees	832	851
Card processing and interchange	864	753
Insurance and investment fees	226	132
Net gain on sales of available-for-sale securities	—	4
Other noninterest income	207	425
Total Noninterest Income	2,129	2,165

NONINTEREST EXPENSES
Salaries and employee benefits	3,079	3,501
Occupancy and equipment expense	1,176	1,113
Data processing and telecommunications	573	620
Other operating expenses	1,521	2,017
Total Noninterest Expenses	6,349	7,251

INCOME BEFORE INCOME TAXES	2,007	56

INCOME TAX EXPENSE	422	10

NET INCOME	$1,585	$46

Income Per Share
Basic and diluted	$0.07	$0.00
Weighted Average Shares of Common Stock
Basic and diluted	23,922,086	23,922,086

NEW PEOPLES BANKSHARES, INC.
KEY PERFORMANCE AND CAPITAL RATIOS (UNAUDITED)
	For the three-months ended,
	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Key Performance Ratios
Earning Asset Yield	4.04%	4.25%	4.31%	4.28%	4.63%
Cost of interest bearing liabilities	0.69%	0.85%	0.98%	1.12%	1.23%
Cost of Funds	0.46%	0.58%	0.66%	0.76%	0.90%
Net Interest Margin	3.59%	3.68%	3.65%	3.54%	3.75%

Return on average stockholder’s equity	10.96%	9.65%	10.15%	0.21%	0.34%
Return on average assets	0.83%	0.74%	0.75%	0.02%	0.03%
Efficiency Ratio*	74.28%	72.19%	73.59%	92.48%	87.27%
Loan to Deposit Ratio	82.45%	86.16%	88.43%	87.91%	89.03%

Asset Quality
Allowance for loan loss to total loans	1.23%	1.25%	1.19%	1.12%	1.13%
Net Charge Offs to average loans, annualized	0.06%	0.07%	0.03%	0.21%	0.02%
Nonaccrual loans to total loans	0.90%	0.96%	0.91%	1.22%	1.77%
Nonperforming assets to total assets	1.07%	1.17%	1.15%	1.35%	1.39%

Capital Ratios (Bank Only)
Tier 1 leverage	9.41%	9.49%	9.10%	8.93%	9.43%
Tier 1 risk-based capital	14.91%	15.16%	14.59%	14.19%	13.81%
Total risk-based capital	16.16%	16.41%	15.84%	15.44%	15.06%
Total common equity tier 1 capital	14.91%	15.16%	14.59%	14.19%	13.81%

*The efficiency ratio is computed as a percentage of non-interest expense divided by the sum of net interest income and non-interest income. This is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information should not be viewed as a substitute for GAAP. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate it differently.